Exhibit 19

INSIDER TRADING POLICY
BACKGROUND:
The Pyxus International, Inc. (“Pyxus”) Insider Trading Policy (this “Policy”) is designed to prevent insider trading violations or allegations of such violations, and to protect Pyxus’s reputation for integrity and ethical conduct. Unlawful insider trading occurs when a person, in breach of his or her duties, uses material nonpublic information, obtained through employment or other involvement with a company, to make decisions to trade that company’s securities or to provide that information to others to trade. Pyxus and its directors, officers and employees worldwide must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so breaches our integrity. Maintaining the confidence of shareholders and the public markets is important. The principle underlying this Policy is fairness in dealings with other persons.
In addition, in the United States and other countries, illegal insider trading violates laws that impose strict penalties upon both companies and individuals. It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences. The U.S. Securities and Exchange Commission (“SEC”), U.S. Attorneys and state enforcement authorities investigate and pursue insider trading violations vigorously. Cases have been successfully prosecuted against straightforward violations as well as violations for trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
Under U.S. federal securities laws, individuals who engage in illegal insider trading or tipping can be liable for substantial criminal and civil penalties, including (i) imprisonment for up to 20 years;
(ii) criminal fines of up to $5 million; and (iii) civil penalties of up to three times the profits gained or losses avoided. In addition, violation of this Policy could result in company-imposed disciplinary action up to and including termination of employment.
SCOPE
This Policy applies to directors, officers and employees at all levels of Pyxus and of each domestic and foreign subsidiary, partnership, venture or other business association that is effectively controlled by Pyxus directly or indirectly (together, the “Company”) (all persons referred to as “Covered Person(s)”). This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. Notwithstanding anything to the contrary contained in this Policy, this Policy does not apply to any investment adviser (or affiliates thereof) that may employ or otherwise be affiliated with a director of the Company, it being understood that such investment advisers are responsible for their own compliance with law pursuant to separate compliance programs maintained by such entities. All Covered Persons must familiarize themselves with this Policy and abide by it. If you are covered by this Policy, you are responsible for ensuring that your family members, other members of your household and entities controlled by you comply with this Policy.

POLICY
No Trading on the Basis of, or Tipping of, Material Nonpublic Information
1.Subject to the limited exceptions set forth below, no Covered Person may trade (defined below), directly or indirectly through family members or other persons or entities, in Pyxus Securities (defined below) unless the director, officer or employee is sure that he or she does not possess material nonpublic information (defined below).
2.No Covered Person may disclose such information to others who might use it for trading or might pass it along to others. This practice, known as “tipping,” can result in the same penalties as trading even though the Covered Person did not trade (and did not gain any benefit from another trader).
3.Covered Persons may not trade, directly or indirectly through family members or other persons or entities, in securities of any other entity (including, without limitation, a current or prospective Company customer, supplier, joint venture participant, partner, or party to a potential corporate development transaction) unless they are sure that they do not possess any material nonpublic information about that entity which they obtained in the course of their employment with the Company, such as information about a major contract or merger being negotiated. Information that is not material to the Company may nevertheless be material to the other entity.
Other Prohibited Transactions
1.Covered Persons may not engage in short sales of Pyxus Securities (a sale of Securities which are not then owned) nor derivative or speculative transactions in Pyxus Securities.
2.No Covered Person is permitted to purchase or use, directly or indirectly through family members or other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Pyxus Securities.
3.Directors and Section 16 Officers (defined below) are prohibited from holding Pyxus Securities in margin accounts, pledging Pyxus Securities as collateral, or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans.
Quarterly Blackout Periods
Covered Persons may not trade in Pyxus Securities during the Company’s blackout periods. The Company has established four routine quarterly blackout periods (“Quarterly Blackout Periods”). Each Quarterly Blackout Period begins on the last day of each fiscal quarter and ends at the end of the second business day following the date of the public release of the Company’s earnings results for such fiscal quarter.
The Quarterly Blackout Periods apply, whether or not a reminder notice of the blackout is sent. You are responsible for compliance with this Policy.

Event-Specific Blackout Periods
In addition to the Quarterly Blackout Periods, the Company may, from time to time, impose other blackout periods upon notice.
Pre-Clearance of Pyxus Securities Transactions
In addition to complying with the prohibition on trading during blackout periods, the following individuals must first obtain pre-clearance before engaging in any transaction in Pyxus Securities, whether or not a blackout period is in effect:
•Directors and Section 16 Officers of Pyxus;
•Designated Personnel (defined below); and
•Family members or others living in the same household, family members whose transactions in Pyxus Securities are directed by, or are subject to the influence or control of, the individuals listed above
Transactions requiring pre-clearance include all transactions noted below as being prohibited during a blackout period, as well as gifts and any stock option exercise.
In addition, other employees are encouraged to discuss with the Corporate Secretary or Assistant Secretary any transaction involving Pyxus Securities to make sure there is no pending material event that could create an appearance of improper trading.
Who May Authorize the Pre-clearance?
•The Corporate Secretary
•The Assistant Secretary
•For trades engaged in by the Corporate Secretary and Assistant Secretary, pre-clearance shall come from the Chief Financial Officer
Pre-clearance Requests
A request for pre-clearance to trade in Pyxus Securities should be submitted to the Corporate Secretary or the Assistant Secretary at least one business day in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (i) has reviewed this Policy and (ii) is not aware of any material nonpublic information about the Company. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within two business days of receipt of pre-clearance unless an exception is granted or the person becomes aware of material nonpublic information before the trade is executed, in which case the preclearance is void and the trade must not be completed. Transactions not effected within the time limit are subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Pyxus Securities, and should not inform any other person of the restriction.

Individual Responsibility and Consequences of Violation
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not trade in Pyxus Securities (or the Securities of another entity) while in possession of material nonpublic information, except in the limited circumstances described below. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with the individual, and any action on the part of the Company, the Corporate Secretary and the Assistant Secretary or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. You may also be subject to severe legal penalties under applicable securities laws.
Transactions Covered; Exceptions from Coverage
Trading includes purchases and sales of stock, preferred stock, derivative securities such as put and call options, convertible debentures and debt securities (debentures, bonds and notes).
Examples of transactions prohibited during a blackout period or when in possession of material nonpublic information include:
•Open market purchase or sale of Pyxus Securities
•Purchase or sale of Pyxus Securities through a broker
•Exercise of stock options where all or a portion of the acquired stock is sold
•Switching existing balances into or out of the Pyxus stock fund in a savings plan, deferred compensation or deferred fee plan or other benefit plans
•New cash investments in the dividend reinvestment plan
Examples of transactions that are generally not subject to this Policy’s trading restrictions include:
•Exercise of stock options where no Pyxus stock is sold in the market to fund the option exercise
•Automatic contributions in a benefit plan pursuant to a payroll deduction election
•Automatic reinvestment in a dividend reinvestment plan
•Gifts of Pyxus stock unless there is reason to believe that the recipient intends to sell the shares during the blackout period then in effect or while the donor is aware of material nonpublic information
•Transfers of Pyxus Securities to or from a trust
•Share withholding by the Company for income taxes upon the vesting, payment or exercise of equity awards granted by the Company
•Transactions that comply with SEC Rule 10b5-1 pre-arranged written plans, subject to the conditions described below

Transactions by Family Members, Controlled Entities and Others
This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Pyxus Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Pyxus Securities (collectively referred to as “Family Members”). This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Pyxus Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to Securities transactions of Family Members or entities where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations as there is no control over the timing of the purchases or sales that result from standing instructions to a broker. As a result, the transaction could be executed when an individual is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Pyxus Securities. If an individual must use a standing order or limit order, the order should be limited to a short duration and should otherwise comply with this Policy.
DEFINITIONS
“Designated Personnel” means ALL of the Company’s officers, members of the Management Board, Regional Financial Directors, corporate office personnel, U.S.-based information technology personnel with access to consolidated financial data (e.g., SAP, Qlikview, etc.), and such other personnel as the Company may designate from time to time, together with members of the foregoing individuals’ immediate families and households, and such individuals’ estate planning vehicles.
“Material Nonpublic Information.” Material information is any information that a reasonable investor would consider important in a decision to buy, sell or hold Securities. Any information that could reasonably be expected to affect the price of the Securities is likely to be considered material. Examples of material information include (but is not limited to): financial results, changes to previously announced earnings guidance and to the Company’s prospects, significant write-downs in assets or increases in reserves, significant changes in management or the Board of Directors, major changes in accounting methods or policies, proposed major mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets, offerings of Pyxus Securities, extraordinary borrowings, changes in dividends, changes in debt ratings, defaults under debt instruments, significant financial liquidity problems, any extraordinary item for accounting purposes, cybersecurity risks and incidents, including vulnerabilities and breaches and important business developments such as major raw material shortages or oversupplies, award or loss of a significant contract, significant closings of facilities or operations, or major litigation or government investigations. The information may be positive or negative, and the public, the media, and the courts may use hindsight in judging what is material. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either (i) consult the Corporate Secretary or Assistant Secretary before making any decision to trade in or recommend Securities to which that information relates or to disclose such information (other than to persons who need to know it) or
(ii) assume that the information is material.
“Nonpublic information” means information that has not yet become publicly available. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Release of information to the media does not immediately free insiders to trade – the fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes – it may be necessary to demonstrate that the information has been widely disseminated. In addition, insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, you should wait at least two business days after publication before you treat the information as public. Nonpublic information may include: information available to a select group of analysts or brokers or institutional investors, undisclosed facts that are the subject of rumors, even if the rumors are widely circulated and information that has been entrusted to Pyxus on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information. As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Corporate Secretary or Assistant Secretary or assume that the information is nonpublic and treat it as confidential.
“Section 16 Officer” is an individual designated by the Pyxus Board of Directors as an “officer” of Pyxus for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and includes the Company’s President, principal financial officer and principal accounting officer.
“Securities” include stock (i.e., common or preferred), bonds, notes or debentures (including convertible debt securities), put and call options or other derivative securities and other marketable securities of any company.
“trade” or “trading” includes buying or selling Securities, or offering to buy or sell Securities, as well as writing options or transferring to or from savings plans, deferred compensation or deferred fee plans or other benefit plans.

ADDITIONAL GUIDANCE:
Section 16 Reports
Who is obligated to file Section 16 reports?
•Pyxus directors
•Section 16 Officers
The Corporate Secretary’s Office will assist reporting persons in preparing and filing the required reports; however, reporting persons retain responsibility for the reports.
Form 144 Reports
Pyxus directors and certain Pyxus officers designated by the Board of Directors are required to file Form 144 before making an open market sale of Pyxus Securities. Form 144 notifies the SEC of your intent to sell Pyxus Securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the Corporate Secretary’s Office.
10b5-1 Plans
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability if a person enters into a “10b5-1 plan” for trading in Pyxus Securities that meets the requirements of the rule.
In general, a 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information (including during a blackout period). Once the plan is adopted, the person must not exercise any influence over the Securities to be traded, the amount of Securities to be traded, the price at which they are to be traded or the date of the trade or other formula(s) describing such transactions. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party not in possession of material nonpublic information about the Company.
You may enter into a 10b5-1 plan only if the plan meets the requirements of Rule 10b5-1 and the plan is approved by the Corporate Secretary or Assistant Secretary. Any contemplated 10b5-1 plan must be submitted for approval at least five business days prior to the entry into the plan.
Post-Termination Transactions
This Policy continues to apply to transactions in Pyxus Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Pyxus Securities until that information has become public or is no longer material.

POLICY INTERPRETATION, UPDATES AND AMENDMENTS
The Corporate Secretary is responsible for interpreting and updating this Policy as appropriate. In addition, the Corporate Secretary shall have the authority to adopt, approve and implement any immaterial or administrative amendments or modifications to this Policy.
Any material amendment to this Policy must be approved by the Board of Directors of the Company.
The Corporate Secretary also has the following duties, in addition to those discussed above: assisting with implementation and enforcement of this Policy, circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws.
GENERAL GUIDANCE
It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Corporate Secretary or the Assistant Secretary.
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Adopted on 18 November 2020

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